Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-231725) of PowerFleet, Inc. of our reports, each dated April 1, 2019, with respect to the consolidated financial statements for the three years ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 of Pointer Telocation Ltd., which appear in Pointer Telocation Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

/s/ Kost, Forer, Gabbay & Kasierer
Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel
July 23, 2019